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                                                                  EXHIBIT 11.1

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF EARNINGS PER COMMON SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)
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                                                  Fiscal Years Ended
                                       December 30,  December 25,  December 26,
                                          2000           1999          1998
                                       ------------  ------------  ------------

Income from continuing operations     $     45,194   $     45,937  $     34,481
Discontinued operations, net
  of income taxes                                                       (22,589)
                                      ------------   ------------  ------------

Net income                            $     45,194   $     45,937  $     11,892
                                      ============   ============  ============






Average number of common shares
    outstanding                              8,781          9,982        11,022
                                      ============   ============  ============


Earnings per common share:
Income from continuing operations     $       5.15   $       4.60  $       3.13
Loss from discontinued operations                                         (2.05)
                                      ------------   ------------  ------------


Earnings per common share             $       5.15   $       4.60  $       1.08
                                      ============   ============  ============


                                    34

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